QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.5

GCO EDUCATION LOAN FUNDING TRUST-1
OFFICER'S CERTIFICATE OF THE
ADMINISTRATOR

Zions First National Bank 717 17th Street, Suite 301 Denver, CO 80202 Attention: Corporate Trust Department	Fitch Ratings One State Street Plaza New York, NY 10004 Attention: Structured Finance
Standard & Poor's Ratings Services 55 Water Street New York, NY 10041 Attention: Asset-Backed Surveillance Group	Moody's Investors Service Inc. 99 Church Street New York, NY 10007 Attention: Structured Finance

        Pursuant to Section 2(a) of the Administration Agreement by and among GCO Education Loan Funding Trust-I, as Issuer, Wilmington Trust Company, as Delaware Trustee, Zions First National Bank, as Indenture Trustee, and GCO Education Loan Funding Corp., as Administrator, dated as of March 1, 2003 (the "Agreement"), as amended and supplemented, the undersigned hereby certifies that (a) a review of the activities of the Administrator during the 12-month period ended December 31, 2004 and of its performance under the Agreement has been made under the supervision of the undersigned; and (b) to the best of the undersigned's knowledge, based on such review, the Administrator has fulfilled its obligations in all material respects under the Agreement throughout such year.

GCO EDUCATION LOAN FUNDING CORP., as Administrator
Dated as of: March 14, 2005	By:	/s/ KENNETH C. ROGOZINSKI
	Name:	Kenneth C. Rogozinski
	Title:	Vice President

QuickLinks

GCO EDUCATION LOAN FUNDING TRUST-1 OFFICER'S CERTIFICATE OF THE ADMINISTRATOR